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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HCC Insurance Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HCC INSURANCE HOLDINGS, INC.
13403 Northwest Freeway
Houston, Texas 77040-6094
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 12, 2005 at 8:30 a.m., Houston time
       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of HCC Insurance Holdings, Inc. (“HCC” or the “Company”) will be held on Thursday, May 12, 2005 at 8:30 a.m. Houston time, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston TX 77027 for the following purposes:

1. To elect twelve Directors for a one-year term, each to serve until the Annual Meeting of Shareholders in 2006 and until his successor is duly elected and qualified.

2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
      The Board of Directors has fixed the close of business on April 4, 2005, as the record date for determining those Shareholders who are entitled to notice of, and to vote at, the Meeting. A list of such Shareholders will be open to examination by any Shareholder at the Meeting and for a period of ten days prior to the date of the Meeting during ordinary business hours at 13403 Northwest Freeway, Houston, Texas. A copy of the Annual Report of the Company for the fiscal year ended December 31, 2004, is enclosed.

By Order of the Board of Directors,

Christopher L. Martin,
Secretary
Houston, Texas
April 15, 2005
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY TELEPHONE OR USING THE INTERNET, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
STOCK OWNERSHIP OF CERTAIN PRINCIPAL SHAREHOLDERS AND MANAGEMENT
PROPOSAL I -- ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values
Equity Compensation Plan Information
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
OTHER BUSINESS
INCORPORATION BY REFERENCE
SHAREHOLDER PROPOSALS

HCC INSURANCE HOLDINGS, INC.
13403 Northwest Freeway
Houston, Texas 77040-6094

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
May 12, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING
      This Proxy Statement is first being mailed on or about April 15, 2005 to Shareholders of HCC Insurance Holdings, Inc. (“HCC” or the “Company”), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 12, 2005, at 8:30 a.m. Houston time, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston TX 77027, or any postponement or adjournment thereof (the “Meeting”). A Shareholder giving a proxy has the power to revoke the proxy at any time before it is exercised. Such right of revocation is not limited by or subject to compliance with any formal procedure.
      The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, NY 10004 at an anticipated cost of $7,000 plus reimbursement of out-of-pocket expenses.
      Only Shareholders of record on April 4, 2005 (the “Record Date”) will be entitled to vote at the Meeting, and each share will have one vote. At the close of business on the Record Date, there were 69,799,166 shares of the Company’s Common Stock outstanding and entitled to vote at the Meeting.
      A majority of the outstanding shares of the Company’s Common Stock, represented in person or by proxy will constitute a quorum at the Meeting. The election of Directors will be determined by a plurality of the votes cast if a quorum is present. The Board of Directors does not anticipate calling for a vote on any matter other than those described herein.
      Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum. Each is tabulated separately. A proxy submitted by a Shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such Shareholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the “Non-Voted Shares”) will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered Non-Voted Shares. The election of Directors requires a plurality of the shares. Thus, abstentions and Non-Voted Shares will not affect the outcome of the election of Directors.

STOCK OWNERSHIP OF CERTAIN PRINCIPAL SHAREHOLDERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date by (a) each person known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (b) each Executive Officer of the Company named in the Summary Compensation Table, (c) each Director and Advisory Director and (d) all Directors, Advisory Directors and such Executive Officers of the Company as a group.

	Amount and Nature
	of Beneficial		Percent of Common
Name	Ownership(1)(2)		Stock Outstanding

Ariel Capital Management, LLC	9,861,055	(3)	14.13%
200 E. Randolph Drive, Suite 2900
Chicago, Illinois 60601
Barclays Global Investors, NA	4,749,685	(3)	6.80%
45 Fremont Street
San Francisco, CA 94105
FMR Corp.	3,447,020	(3)	4.94%
82 Devonshire Street
Boston, Massachusetts 02109
Select Equity Group, Inc.	3,445,134	(3)	4.94%
380 Lafayette Street, 6th Floor
New York, New York 10003
Stephen L. Way	2,393,610		3.43%
13403 Northwest Freeway
Houston, Texas 77040-6094
Frank J. Bramanti	188,638	(4)	*
Edward H. Ellis, Jr.	131,000		*
Allan W. Fulkerson	117,717	(5)	*
James R. Crane	100,000		*
Walter J. Lack	98,750		*
J. Robert Dickerson	88,000		*
Michael J. Schell	70,000		*
Patrick B. Collins	57,500		*
James C. Flagg, PhD	57,500		*
Marvin P. Bush	52,500	(6)	*
Michael A. F. Roberts	35,000		*
Christopher L. Martin	12,000		*
Walter M. Duer	0		*
Craig J. Kelbel	0		*
John N. Molbeck, Jr.	0		*
All Directors, Advisory Directors and Executive Officers as a group (16 persons)	3,402,215		4.83%

*	Less than 1%.

(1)	Directors, Advisory Directors and Executive Officers have sole voting and investment powers of the shares shown unless otherwise indicated.

(2)	Includes shares which Directors, Advisory Directors and Executive Officers have the right to acquire upon the exercise of options within 60 days from the Record Date, including the following: Edward H. Ellis, Jr. — 130,000 shares; Allan W. Fulkerson — 70,000 shares; Michael J. Schell — 70,000 shares; J. Robert Dickerson — 62,500 shares; James C. Flagg, Ph.D. — 57,500 shares; Patrick B. Collins —

52,500 shares; Marvin P. Bush — 50,000 shares; Frank J. Bramanti — 37,500 shares; Michael A. F. Roberts — 35,000 shares; Walter J. Lack — 25,000 shares; Christopher L. Martin — 10,000 shares; and all Directors, Advisory Directors and Executive Officers as a group — 600,000 shares.

(3)	The foregoing share information was obtained from a Schedule 13G/A filed on February 14, 2005 with the Securities and Exchange Commission (the “SEC”).

(4)	Includes 750 shares owned of record by Mr. Bramanti’s wife in trust for their children and 1,838 shares owned of record by their children. Mr. Bramanti disclaims beneficial ownership of such shares.

(5)	Includes 5,000 shares owned of record in Mr. Fulkerson’s IRA.

(6)	Includes 2,500 shares owned of record by Winston Holdings, LLC, a limited liability company in which Mr. Bush has an ownership interest. Mr. Bush disclaims beneficial ownership of such shares, except to the extent of his actual pecuniary interest therein.

PROPOSAL I — ELECTION OF DIRECTORS
      Each Director elected at the Meeting will continue to serve for a one-year term only and until his successor is duly elected and qualified at the next annual meeting of Shareholders in 2006 or until his earlier death, resignation or removal. Each of the nominees is currently a Director of the Company. The Board of Directors has determined that each of Messrs. Collins, Crane, Dickerson, Duer, Flagg, Fulkerson, Lack and Roberts are “independent” directors, as that term is defined by the New York Stock Exchange (“NYSE”) and the SEC. Such Directors are collectively referenced herein as the “Independent Directors”. Mr. Bramanti and Mr. Molbeck are collectively referenced herein as the “Non-management Directors”.
      The Company’s management notes that, with the exception of Messrs. Duer and Molbeck who were appointed as Director since the 2004 Annual Meeting, each of the proposed nominees are standing for re-election to the Board of Directors and that each has served the Company’s and its Shareholders’ interests well during his tenure as a Director. The Company’s management believes that the Company and its Shareholders benefit from the wide variety of industry and professional experience which characterize the Non-management Director members of its Board of Directors.
      The following table presents information concerning persons nominated for election as Directors of the Company, including current membership on committees of the Board of Directors, principal occupation or affiliations during the last five years and certain directorships held. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Meeting, the persons named in the enclosed form of Proxy will vote in accordance with their best judgment for a substitute nominee.
Information Regarding Nominees for Directors

			Served as
			Director
Name	Principal Occupation During the Past Five Years	Age	Since

Stephen L. Way	Mr. Way founded HCC in 1974 and has served as a Director, Chairman of the Board of Directors and Chief Executive Officer of HCC since its organization. He served as President of HCC from its founding until 1996 and since 2002. Mr. Way is a member of the Investment and Finance Committee and is also a Director and Officer of various of the Company’s subsidiaries.	56	1974

			Served as
			Director
Name	Principal Occupation During the Past Five Years	Age	Since

Frank J. Bramanti	Mr. Bramanti is a Director and until his retirement in 2001, was an Executive Vice President of HCC. From 1980 until his retirement, he served in various capacities, including Director, Secretary, Chief Financial Officer and interim President. Mr. Bramanti is a member of HCC’s Investment and Finance Committee and is a Certified Public Accountant.	48	1980

Patrick B. Collins	Mr. Collins is a Certified Public Accountant and a retired partner of the international accounting firm of PricewaterhouseCoopers LLP, a position he held from 1967 through 1991. He currently works as a business consultant. Mr. Collins has served as an HCC Director since 1993 and is a member of the Audit Committee.	76	1993

James R. Crane	Mr. Crane is the Chairman of the Board of Directors and Chief Executive Officer of EGL Inc. (Nasdaq symbol: EAGL), the company he founded in 1984. Mr. Crane has served as an HCC Director since 1999 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.	51	1999

J. Robert Dickerson	Mr. Dickerson is an attorney and has served as an HCC Director since 1981. He is a member of the Nominating and Corporate Governance Committee.	63	1981

Walter M. Duer	Mr. Duer is a Certified Public Account and a retired partner in the international accounting firm KPMG LLP, where he was employed from 1968 through July 2004. Mr. Duer was appointed to the HCC Board of Directors in July 2004 and is a member of the Audit Committee. Mr. Collins recommended Mr. Duer for consideration by the Nominating and Corporate Governance Committee.	58	2004

Edward H. Ellis, Jr.	Mr. Ellis is a Director, Executive Vice President and the Chief Financial Officer of HCC. Mr. Ellis is a Certified Public Accountant with over 34 years of public accounting experience. Prior to joining HCC in 1997, Mr. Ellis served as a partner specializing in the insurance industry with the international accounting firm of PricewaterhouseCoopers from 1988 to 1997. Mr. Ellis has served as an HCC Director since 2001. Mr. Ellis is a member of the Investment and Finance Committee and is also a Director and Officer of various of the Company’s subsidiaries.	62	2001

James C. Flagg, Ph.D.	Dr. Flagg is a Certified Public Accountant and an Associate Professor in the Department of Accounting of the Mays Business School at Texas A&M University, where he has served since 1988. Dr. Flagg holds a Bachelor of Science and a Master of Science in Economics and an M.B.A. and a Ph.D. in Accounting. Dr. Flagg has served as an HCC Director since 2001 and is Chairman of the Audit Committee. Dr. Flagg is a Director of EGL Inc. (Nasdaq symbol: EAGL).	53	2001

			Served as
			Director
Name	Principal Occupation During the Past Five Years	Age	Since

Allan W. Fulkerson	Mr. Fulkerson has served as the President of Red Hill Capital, LLC, an investment advisor, since January 2005. Mr. Fulkerson is currently an investment advisor to, and, from 1992 to 2004, was the President and a Director of Century Capital Management, Inc., a registered investment advisor which specializes in the financial services industry. Mr. Fulkerson has served in various capacities with Century’s related companies, including as Chairman and Trustee of Century Shares Trust, a mutual fund established in 1928, which invests primarily in financial institutions. Mr. Fulkerson has served as an HCC Director since 1997 and is the Chairman of the Investment and Finance Committee. Mr. Fulkerson is a Director of Montpelier Re Holdings Ltd. (NYSE symbol: MRH) and Argonaut Group, Inc. (Nasdaq symbol: AGII).	71	1997

Walter J. Lack	Mr. Lack is an attorney and a Shareholder in the law firm of Engstrom, Lipscomb & Lack, A Professional Corporation, in Los Angeles, California. Mr. Lack has served as an HCC Director since 1981 and is also the Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee. Mr. Lack is the designated “Lead Independent Director” of the HCC Board of Directors. Mr. Lack is a Director of Microvision, Inc. (Nasdaq symbol: MVIS) and SuperGen Inc. (Nasdaq symbol: SUPG).	57	1981

John N. Molbeck, Jr.	Mr. Molbeck served as Chief Executive Officer of Jardine Lloyd Thompson LLC, a subsidiary of Jardine Lloyd Thompson Group, plc (London Stock Exchange code: JLT), from 2002 through March 2005. Previously, Mr. Molbeck served as a Director and as the President and Chief Operating Officer of HCC from 1997 to 2002. Prior to joining HCC in 1997, Mr. Molbeck was the Managing Director of Aon Natural Resources Group, a subsidiary of Aon Corporation (NYSE symbol: AOC). Mr. Molbeck is a Certified Public Accountant and was appointed to the HCC Board of Directors in April 2005. Mr. Lack recommended Mr. Molbeck for consideration by the Nominating and Corporate Governance Committee.	58	2005

Michael A. F. Roberts	Mr. Roberts is a retired Managing Director of Smith Barney and the former head of its Insurance Investment Banking Group, a position he held since 1987. Prior to his retirement in 2002, Mr. Roberts served in a number of capacities at Smith Barney since joining the firm in 1969. Mr. Roberts has served as an HCC Director since 2002 and is a member of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee and a member of the Investment and Finance Committee. Mr. Roberts is a Director of Triad Guaranty, Inc. (Nasdaq symbol: TGIC).	64	2002
The Board of Directors recommends that Shareholders vote “FOR” each of the proposed nominees. Your Proxy will be so voted unless you specify otherwise.

Information Regarding Advisory Directors and Executive Officers Who Are Not Nominees for Director:

			Served the
			Company
Name	Principal Occupation During the Past Five Years	Age	Since

Marvin P. Bush	Mr. Bush is the President of Winston Capital Management, LLC, a registered investment adviser which specializes in hedge fund investments, and the founder and a Managing Director of Winston Partners, L.P. Mr. Bush served as an HCC Director from 1999 until 2002, when he became an Advisory Director. Mr. Bush is an advisory member of the Investment and Finance Committee. Mr. Bush is also a member of the Board of Trustees for the George H. W. Bush Presidential Library.	48	1999

Craig J. Kelbel	Mr. Kelbel is an Executive Vice President and the President and Chief Executive Officer of HCC Life Insurance Company. Mr. Kelbel oversees the operations of the Company’s group life, accident and health specialty operations. Prior to joining HCC in 1999, Mr. Kelbel was the President of U.S. Benefits Corporation and a Vice President of its parent, The Centris Group, Inc., which was acquired by HCC in 1999. Mr. Kelbel has over 25 years of experience in the insurance industry. Mr. Kelbel is also a Director and Officer of various of the Company’s subsidiaries.	51	1999

Christopher L. Martin	Mr. Martin is an Executive Vice President and the General Counsel and Secretary of HCC. Prior to joining HCC in 1997, Mr. Martin was an attorney with the law firm of Winstead Sechrest & Minick, P.C. Mr. Martin is also a Director and Officer of various of the Company’s subsidiaries.	38	1997

Michael J. Schell	Mr. Schell is an Executive Vice President and the President and Chief Executive Officer of Houston Casualty Company. Mr. Schell oversees the Company’s property and casualty operations. Prior to joining HCC in 2002, Mr. Schell was with the St. Paul companies for over 25 years, most recently as President and Chief Operating Officer of St. Paul Re. Mr. Schell is also a Director and Officer of various of the Company’s subsidiaries.	54	2002

Robert F. Thomas	Mr. Thomas is a Senior Vice President and oversees the Company’s surety and credit operations. From 2001 to January 2005, Mr. Thomas served as President and Chief Executive Officer of American Contractors Indemnity Company, which was acquired by HCC in January 2004. Previously, from 1987 to 2001, Mr. Thomas served in various capacities including Vice President for Benfield Blanch, Inc., a worldwide reinsurance intermediary.	41	2004
Executive Sessions of the Board of Directors
      Independent Directors meet regularly in executive sessions prior to each regularly scheduled meeting of the Board of Directors. Walter J. Lack, as the designated “Lead Independent Director,” serves as the presiding Director at each such executive session.

Communications with Directors
      The Company’s Board of Directors has adopted corporate governance guidelines that provide that the Company’s Shareholders and other interested parties may communicate with one or more of the Company’s Directors by mail in care of: Christopher L. Martin, Secretary, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate Director, or Directors, for review.
Code of Business Conduct and Ethics
      We have adopted a Code of Business Conduct and Ethics that is applicable to all Company Directors, Officers and other employees. The Code is posted under the Corporate Governance portion of the Investor Relations section on the Company’s website at www.hcch.com. and is available to any Shareholder upon request. We have also adopted a Code of Ethics Statement by the Chief Executive Officer and Senior Financial Officers, which is filed as an exhibit to our 2004 Annual Report on Form 10-K. If there are any changes or waivers of the Code of Business Conduct and Ethics that apply to the Chief Executive Officer and Senior Financial Officers, we will disclose them on our website in the same location.
Director Independence
      The Board of Directors has established criteria for determining Director “independence” as set forth in the Company’s Corporate Governance Guidelines. In particular, no Director shall be deemed to be “independent” unless the Board shall have affirmatively determined that no material relationship exists between the Director and the Company other than the Director’s service as a member of the Board of Directors. In addition, the following criteria apply to determine independence:

•	no Director who is an employee, or whose immediate family member is an executive officer of the Company, is deemed independent until three years after the end of such employment relationship;

•	no Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is deemed independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

•	no Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is deemed independent until three years after the end of the affiliation or the employment of such auditing relationship;

•	no Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is deemed independent until three years after the end of such service or the employment relationship; and

•	no Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is deemed independent until three years after falling below such threshold.
      In addition, members of the Company’s Audit Committee must meet the following additional independence requirements:

•	no Director who is a member of the Audit Committee shall be deemed independent if such Director is affiliated with the Company or any subsidiary thereof in any capacity, other than in such Director’s capacity as a member of the Board, the Committee or any other Board committee; and

•	no Director who is a member of the Audit Committee shall be deemed independent if such Director receives, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof, other than fees received in such Director’s capacity as a member of the Board, the Committee or any other Board committee and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided such compensation is not contingent in any way on continued service).
      The Board of Directors has affirmatively determined that each of Messrs. Collins, Crane, Dickerson, Duer, Flagg, Fulkerson, Lack and Roberts meets the criteria for independence set forth above and that all members of the Audit Committee meet the further requirements for independence set forth above.
Meetings and Committees of the Board of Directors
      During 2004, the Board of Directors met four times in-person, held one teleconference meeting and acted by written consent on various other occasions. Each Director attended, or participated via teleconference, in 75% or more of the meetings of the Board of Directors or the meetings of any committee on which he served. The Board of Directors has standing Audit, Compensation, Investment and Finance, and Nominating and Corporate Governance Committees. Copies of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Charters as well as our Corporate Governance Guidelines are available under the Corporate Governance portion of the Investor Relations section of our website at www.hcch.com.
Audit Committee
      The Audit Committee consists of three Independent Directors. The members of the Audit Committee at December 31, 2004 and currently are Patrick B. Collins, Walter M. Duer and James C. Flagg (Chairman). Mr. Duer replaced Mr. Dickerson in July 2004, at which time Dr. Flagg became Chairman of the committee. The Audit Committee held twelve in-person meetings and four teleconference meetings in 2004. The Audit Committee’s primary purpose is to assist the Board of Directors oversight of (a) the integrity of the Company’s financial statements and disclosures; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditor’s qualifications and independence; and (d) the performance of the Company’s internal audit function and independent auditors. The Audit Committee has the sole authority to appoint and terminate the Company’s independent auditors. The Company’s Board of Directors has determined that Messrs. Collins and Flagg of the Audit Committee are “audit committee financial experts” as described in Item 401(h) of the SEC’s Regulation S-K. In addition, the Board of Directors has determined that each member of the Audit Committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). See “Report of the Audit Committee” below.
Compensation Committee
      The Board of Directors has a Compensation Committee which consists of three Independent Directors. The members of the Compensation Committee during 2004 and currently are James R. Crane, Walter J. Lack (Chairman) and Michael A. F. Roberts. Mr. Lack has been the Chairman of the Compensation Committee since September, 1999. The Compensation Committee held four meetings during 2004. The Compensation Committee has the responsibility for assuring that the senior executives of the Company are compensated in a manner consistent with the compensation philosophy and strategy of the Board and in compliance with the requirements of the regulatory bodies that oversee the Company’s operations. Generally, the Committee is charged with reviewing and approving the Company’s compensation philosophy and its executive compensation programs, plans and awards. The Committee also administers the Company’s flexible incentive plans and other stock-based plans and reviews and approves general employee benefit plans on an as-needed basis. The Company’s Board of Directors has determined that each member of the Compensation Committee is independent, as independence for compensation committee members is defined in the listing standards of the NYSE. See “Report of the Compensation Committee” below.

Compensation Committee Interlocks and Insider Participation
      No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. No Executive Officer of the Company served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of Directors) of another corporation, one of whose executive officers served on the Compensation Committee or as a Director of the Company. No Executive Officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation Committee.
Investment and Finance Committee
      The members of the Investment and Finance Committee during 2004 and currently are Stephen L. Way, Frank J. Bramanti, Marvin P. Bush (Advisory), Edward H. Ellis, Jr., Allan W. Fulkerson (Chairman) and Michael A. F. Roberts. The Investment and Finance Committee held four meetings in 2004. The Investment and Finance Committee is charged with establishing investment policies for the Company and its subsidiaries and directing the investment of the funds of the Company and its subsidiaries in accordance with those policies. In this regard, the Investment and Finance Committee oversees the investment management activities of General Re-New England Asset Management, Inc., a subsidiary of Berkshire Hathaway, Inc. (NYSE symbol: BRK), the Company’s third-party investment manager.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee consists of four Independent Directors. The current members of the Nominating and Corporate Governance Committee are James R. Crane, J. Robert Dickerson, Walter J. Lack and Michael A. F. Roberts (Chairman). The Nominating and Corporate Governance Committee is charged with identifying and making recommendations to the Board of Directors of individuals suitable to become members of the Board of Directors and in overseeing the administration of the Company’s various policies related to corporate governance matters. The Company’s Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence for nominating committee members is defined in the listing standards of the NYSE. The Nominating and Corporate Governance Committee met four times in 2004.

Director Nominations
      The Nominating and Corporate Governance Committee has established criteria for the selection and recommendation of candidates to become nominees submitted by the Board of Directors for election to the Board of Directors by the Company’s Shareholders. The Committee selects each recommended nominee based on the nominee’s experience, independence and availability. As set forth in the Company’s Corporate Governance Guidelines, the following criteria are considered in selecting candidates for the Board of Directors: a high degree of personal and professional ethics, integrity and values, an independent mind and mature judgment. In addition, candidates are to be involved only in activities or interests that would not create a conflict with potential directorial responsibilities to the Company and its Shareholders.
      When soliciting candidates for Director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent Directors, management and Shareholders. While the Committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2004. If the Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend that candidate to the full Board of Directors.

Shareholder Nominations
      The Charter of the Nominating and Corporate Governance Committee provides that the Nominating and Corporate Governance Committee will consider proposals for nominees for Director from Shareholders. Shareholder nominations for Director should be made in writing to Mr. Christopher L. Martin, Secretary, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. In order to nominate a Director at an Annual Meeting of Shareholders, the Company requires that a Shareholder follow the procedures set forth herein. In order to recommend a nominee for a Director position, a Shareholder must be a Shareholder of record at the time he, she or it gives notice of recommendation and must be entitled to vote for the election of Directors at the meeting at which such nominee will be considered. Shareholder recommendations must be made pursuant to written notice delivered to the Secretary at the principal executive offices of the Company (i) in the case of a nomination for election at an annual meeting, not less than 60 days prior to the first anniversary of the date of the Company’s notice of annual meeting for the preceding year’s annual meeting; and (ii) in the case of a special meeting at which Directors are to be elected, not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at the special meeting. In the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, the Shareholder notice described above will be deemed timely if it is received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
      The Shareholder notice must set forth the following:

•	as to each person the Shareholder proposes to nominate for election as a Director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as Directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a Director if elected; and

•	as to the nominating Shareholder and the beneficial owner, if any, on whose behalf the nomination is made, such Shareholder’s and beneficial owner’s, name and address as they appear on the Company’s books, the class and number of shares of the Company’s common stock which are owned beneficially and of record by such Shareholder and such beneficial owner, and an affirmative statement of whether either such Shareholder or such beneficial owner intends to deliver a proxy statement and form of proxy to a sufficient number of Shareholders to elect such nominee or nominees.
      In addition to complying with the foregoing procedures, any Shareholder nominating a Director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Compensation of Directors
      Directors who are Executive Officers of the Company are not compensated for services rendered as a member of the Board of Directors or any committee of the Board of Directors. During 2004, the Non-management Directors received cash compensation for Board of Directors and Committee meetings in accordance with the following table:

	In-person	Teleconference
	Meeting	Meeting

Board of Directors	$5,000	$1,000
Audit Committee
Chair	$3,000	$1,500
Member	$2,000	$1,000
Compensation Committee
Chair	$2,500	$1,250
Member	$1,500	$750
Investment and Finance Committee
Chair	$2,000	$1,000
Member	$1,000	$500
Nominating and Corporate Governance
Chair	$2,500	$1,250
Member	$1,500	$750
      The Company also reimburses its Directors for travel, lodging and related expenses incurred in attending Board or committee meetings. In August 2004, Mr. Duer received an option to purchase 25,000 shares of the Company’s Common Stock under the Company’s 2001 Flexible Incentive Plan at an exercise price of $29.20 per share. During December 2004, with the exception of Mr. Bush, each Non-management Director serving at that time received an option to purchase 12,500 shares of the Company’s Common Stock at an exercise price of $32.00 per share under that plan. In December 2004, Mr. Bush received an option to purchase 10,000 shares of the Company’s Common Stock under that plan at an exercise price of $32.00 per share.
      Under the terms of Mr. Molbeck’s previous employment agreement with the Company, Mr. Molbeck provides consulting services to the Company for an annual consulting fee of $200,000, through 2012, the end of the consulting period. Under the terms of Mr. Bramanti’s previous employment agreement with the Company, Mr. Bramanti provides consulting services to the Company for an annual consulting fee of $100,000 per year through 2006 and $50,000 per year through 2012, the end of the consulting period.
Certain Relationships and Related Transactions
      During 1997, the Company committed to make a $5.0 million investment as a limited partner in Century Capital Partners II, Ltd. (the “Partnership”), an investment partnership which specializes in investing in small and start-up financial services companies. In 2004, Mr. Fulkerson was a managing member of CCP Capital II, LLC, the Partnership’s general partner and a Director of Century Capital Management, LLC, the investment advisor to the Partnership. At December 31, 2004, $4.8 million had been invested under this commitment. In addition, in January 2002, the Company invested $5.0 million as a preferred shareholder in CenCo Investment LLC, an entity in which the Partnership holds all of the common shares and for which Mr. Fulkerson previously served as a Director.
      In June, 1994, the Company entered into an arrangement with an entity owned by Mr. Way, pursuant to which the Company leases equipment for providing transportation services to employees, Directors and clients of the Company. The Company, however, provides its own employees to operate the equipment and pays all related operating expenses. During 2004, the Company paid $1.0 million in lease payments to this entity.

      In the opinion of management, the terms of each of the above arrangements are fair and reasonable and as favorable to the Company as could have been obtained from an unrelated party.
      The Company has entered into employment agreements with each of Messrs. Way, Ellis, Kelbel, Martin and Schell. A summary of the principal terms of such employment agreements is included under the caption “Employment Agreements” below.
      There are no family relationships among the Executive Officers and Directors, and there are no arrangements or understandings between any Non-management Director or any other person pursuant to which that Non-management Director was selected as a Director. The Company has agreed under the employment agreement with Mr. Way to use its best efforts to ensure that Mr. Way is named as a Director and Executive Chairman of the Board of Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires the Company’s Directors and Executive Officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and changes in ownership with the SEC. Such Executive Officers, Directors and Shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The option grants to our non-management Directors in December, 2004 were not timely filed on Form 4, as required under Section 16(a), but such grants have been subsequently reported in the Directors’ year-end Form 5 filings. Otherwise, based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company’s Directors and Executive Officers, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation
      The following table provides certain information concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer and the other four most highly compensated Executive Officers serving at December 31, 2004 (the “Named Executive Officers”).
Summary Compensation Table

					Long Term
					Compensation

					Awards
		Annual Compensation
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options (#)	Compensation ($)

Stephen L. Way(1)	2004	800,000	500,000	772,573	—	5,608,158
Chairman of the Board of	2003	800,000	1,000,000	583,597	—	3,495,582
Directors, Chief Executive Officer	2002	800,000	1,250,000	631,411	500,000	488,813
and President
Edward H. Ellis, Jr.(2)	2004	375,000	350,000	—	—	16,884
Executive Vice President and	2003	350,000	250,000	—	25,000	16,522
Chief Financial Officer	2002	325,000	75,000	—	125,000	14,629
Craig J. Kelbel(3)	2004	475,000	150,000	—	—	13,824
Executive Vice President,	2003	450,000	110,000	—	—	12,928
President and Chief Executive	2002	425,000	50,000	—	100,000	13,080
Officer of HCC Life Insurance Company
Christopher L. Martin(4)	2004	240,000	100,000	—	—	11,576
Executive Vice President,	2003	220,000	75,000	—	35,000	11,462
General Counsel and Secretary	2002	195,000	30,000	—	50,000	11,367
Michael J. Schell(5)	2004	489,583	150,000	—	—	16,150
Executive Vice President,	2003	464,583	110,000	—	—	16,064
President and Chief Executive	2002	265,500	—	92,710	200,000	2,876
Officer of Houston Casualty Company

(1)	Other annual compensation includes for 2004, 2003 and 2002, respectively, $524,344, $409,426 and $422,102, for utilization of Company employees. All other compensation for 2004, 2003 and 2002, respectively, includes $97,958, $85,382, and $78,613 for life and disability premiums and $10,200, $10,200 and $10,200 for contributions by the Company under the Company’s 401(k) plan. All other compensation for 2004, 2003 and 2002, respectively, includes $5,500,000, $3,400,000 and $400,000 related to contributions under Mr. Way’s deferred compensation plans. In addition, in 2004, 2003 and 2002, respectively, $322,795, $187,296 and $154,962 of interest accrued on Mr. Way’s previously deferred compensation.

(2)	All other compensation for 2004, 2003 and 2002, respectively, includes life and disability premiums of $6,684, $6,322 and $4,429 and contributions of $10,200, $10,200 and $10,200 by the Company under the Company’s 401(k) plan.

(3)	All other compensation for 2004, 2003 and 2002, respectively, includes life and disability premiums of $3,624, $2,728 and $2,880 and contributions of $10,200, $10,200 and $10,200 by the Company under the Company’s 401(k) plan.

(4)	All other compensation for 2004, 2003, 2002, respectively, includes life and disability premiums of $1,376, $1,262 and $1,167 and contributions of $10,200, $10,200 and $10,187 by the Company under the Company’s 401(k) plan.

(5)	Information for 2002 includes all compensation paid to Mr. Schell from June 3, 2002, the date of his employment by the Company. Other annual compensation for 2002 includes $90,710 for moving expenses. All other compensation for 2004, 2003 and 2002, respectively, includes life and disability by the Company of premiums of $5,950, $5,864 and $2,876 and for 2004 and 2003, respectively, includes contributions of $10,200 and $10,200 under the Company’s 401(k) plan.

Stock Option Exercises and Holdings
      The following table shows stock options exercised by the Named Executive Officers during 2004, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of the end of 2004. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock option and the year-end price of the Company’s Common Stock.
Aggregated Option/ SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options/SARS
	Shares		Options at Fiscal Year-End		at Fiscal Year-End(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen L. Way	0	$0	500,000	0	$6,365,000	$0
Edward H. Ellis, Jr.	25,000	$513,587	105,000	95,000	$813,100	$830,150
Craig J. Kelbel	50,000	$415,458	0	50,000	$0	$396,000
Christopher L. Martin	10,000	$163,405	46,000	64,000	$406,320	$635,530
Michael J. Schell	0	$0	80,000	120,000	$972,800	$1,459,200

(1)	The values were determined on the basis of the closing stock price of $33.12 at fiscal year-end December 31, 2004, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options.
Equity Compensation Plan Information
      The following table sets forth information as of December 31, 2004, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued	Weighted Average	Equity Compensation
	upon Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,764,935	$23.98	5,197,432
Equity compensation plans not approved by security holders(1)	20,000	$24.00

TOTAL	4,784,935	$23.98	5,197,432

(1)	On March 29, 2001, the Compensation Committee of the Board of Directors approved the issuance of 20,000 options to James C. Flagg, a member of the Board of Directors. Such options vested over a period of three years and have an exercise price of $24.00 (the closing price of HCC’s Common Stock on the NYSE on March 29, 2001). The options expire on March 29, 2007.
Employment Agreements
      The Company has entered into employment agreements with the Chief Executive Officer and each of the other Named Executive Officers which set forth the general terms and conditions of each Executive’s employment by the Company. Each of the Executives has the right to voluntarily terminate his employment at any time. The following summarizes the terms of each of these Agreements:

Stephen L. Way
      Pursuant to the terms of the Amended and Restated Employment Agreement effective as of November 10, 2004, which amended a January 1, 2003 agreement, Mr. Way has agreed to serve as Executive Chairman of the Board and Chief Executive Officer of the Company. The term of the agreement is automatically extended for an additional year each year in the absence of notice of termination so that the agreement will have a five year remaining term after each such extension. At December 31, 2004, the term of the agreement was extended again so that it expires on December 31, 2009. Under the agreement, Mr. Way will receive an annual base salary of $800,000 and annual deferred compensation of $400,000. The amount of any bonus to be paid to Mr. Way is determined in the discretion of the Compensation Committee. Mr. Way may elect under the agreement to resign his position as Chief Executive Officer and remain as Executive Chairman. In such event, he will receive an annual salary of $500,000. Mr. Way is also entitled to certain other perquisites, including the use of Company automobiles, certain club memberships, extended medical coverage, utilization of Company employees, and reimbursement for estate planning expenses. The agreement further provides that upon its termination, Mr. Way will serve the Company as a consultant for a period of five years and receive $450,000 per year. In the event Mr. Way’s employment is terminated as a result of his death or disability, he or his legal representative will be entitled to receive the compensation he would have otherwise been entitled to receive throughout the remaining term of the agreement. In addition, any unvested stock options will immediately vest. Mr. Way will be entitled to receive all of the sums and benefits otherwise due to him under the agreement in the event his employment is terminated other than by the Company for Cause or by Mr. Way unless for Good Reason after a Change of Control. The Company will also reimburse Mr. Way if there are any payments made to him which are subject to any excise taxes. If the agreement is terminated, Mr. Way has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees. In addition, effective January 1, 2003, the Company established the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Stephen L. Way, pursuant to which contributions may be made to an interest-bearing account established by the Company for the benefit of Mr. Way. The timing and amount of any such contributions are recommended by the Compensation Committee and approved by the Board of Directors. Contributed amounts accrued under the plan are payable to Mr. Way or his beneficiaries upon his retirement or termination of employment, disability or death under the terms of the plan. For 2004, $5,500,000 was contributed to such account under the terms of the plan.

Edward H. Ellis, Jr.
      Pursuant to the terms of the Employment Agreement effective as of January 1, 2002, Mr. Ellis acts as Executive Vice President and Chief Financial Officer of the Company. Mr. Ellis’s employment agreement expires on December 31, 2006. Mr. Ellis received a salary of $375,000 in 2004, increasing by $25,000 for each year thereafter during the term of the agreement. In the event Mr. Ellis’s employment is terminated as a result of his death or disability, his options will vest and remain exercisable for a three month period and he or his estate will receive his contracted for compensation through the date of his death or, if disabled, for a one year period; thereafter, he will receive an amount equal to the after-tax amount of his compensation prior to the disability, throughout the remaining term. Mr. Ellis will be entitled to receive all of the sums otherwise due to him under the agreement in the event his employment is terminated other than by the Company for Cause or by Mr. Ellis unless for Good Reason after a Change of Control. If the agreement is terminated, Mr. Ellis has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

Craig J. Kelbel
      Pursuant to the terms of an Employment Agreement effective as of March 1, 2005, Mr. Kelbel acts as an Executive Vice President of the Company and President and Chief Executive Officer of HCC Life Insurance

Company and oversees the Company’s group life, accident and health specialty operations. Mr. Kelbel’s employment agreement expires on December 31, 2008. He will receive a salary of $450,000 in 2005. Mr. Kelbel is entitled to an annual bonus of up to $250,000 as part of a bonus pool for a designated subsidiary, an additional $50,000 if the aggregate earnings of a designated subsidiary exceeds budgeted earnings and an additional $25,000 for each other designated subsidiary which exceeds its budget. Mr. Kelbel is also entitled to certain perquisites, including a car allowance and a club membership. The agreement further provides that, upon its termination, Mr. Kelbel will serve the Company as a consultant for a period of time equal to the number of years Mr. Kelbel was employed by the Company after 2002 and receive $50,000 per year as a consulting fee. The Company’s obligation to pay Mr. Kelbel’s consulting fee will not terminate upon his death or disability. Mr. Kelbel’s rights upon termination, death or disability are similar to those provided to Mr. Ellis. If the agreement is terminated, Mr. Kelbel has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

Christopher L. Martin
      Pursuant to the terms of the Employment Agreement effective as of January 1, 2003, Mr. Martin acts as an Executive Vice President, General Counsel and Secretary of the Company. Mr. Martin’s employment agreement expires on December 31, 2005. Mr. Martin received a salary of $240,000 in 2004 and will receive a salary of $265,000 for 2005. Mr. Martin is also entitled to certain perquisites, including a car allowance and a club membership. Mr. Martin’s rights upon termination, death or disability are similar to those provided to Mr. Ellis. If the agreement is terminated, Mr. Martin has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

Michael J. Schell
      Pursuant to the terms of the Employment Agreement effective as of June 3, 2002, Mr. Schell acts as Executive Vice President of the Company and President and Chief Executive Officer of Houston Casualty Company. Mr. Schell oversees the Company’s property and casualty operations. Mr. Schell’s employment agreement expires on December 31, 2007. Mr. Schell received a salary of $500,000 in 2004, increasing $25,000 each year thereafter during the term of the agreement. He also receives an agreed annual bonus of $12,500 for each subsidiary designated in the agreement that exceeds its approved budget and an additional $50,000 if all designated subsidiaries exceed their approved budgets. Mr. Schell is also entitled to certain perquisites, including a car allowance, certain club memberships, and life insurance. Mr. Schell’s rights upon termination, death or disability are similar to those provided to Mr. Ellis. If the agreement is terminated, Mr. Schell has agreed to certain provisions relating to non-competition, confidentiality and non-solicitation of customers and employees.

REPORT OF THE COMPENSATION COMMITTEE
      During 2004, the Compensation Committee (the “Committee”) consisted of James R. Crane, Walter J. Lack (Chairman) and Michael A. F. Roberts.
      All decisions by the Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board of Directors. The philosophy of the Company’s compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include creating and then preserving strong financial performance, increasing the assets of the Company, positioning the Company’s assets and business operations in geographic markets and industry segments offering long-term growth opportunities, enhancing Shareholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates.
      The Committee’s executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified executive officers. The forms of executive compensation utilized during 2004 by the Committee included base salary, cash bonus awards, deferred compensation awards and stock options. Stock price performance of the Company is a key consideration for the Committee in considering executive officer compensation. The Company’s compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long-term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company’s compensation policy also gives consideration to the Company’s achievement of business objectives when determining executive officer compensation.
      The Committee has, with the approval of the full Board of Directors, determined that the interests of the Company and its Shareholders are best served by the Company’s entering into multi-year employment agreements with certain executive officers, including the Chief Executive Officer and the Named Executive Officers. A summary of the principal terms of such employment agreements is included under the caption “Employment Agreements” above. The Committee believes that such multi-year employment arrangements benefit the Company and its Shareholders by permitting the Company to attract and retain executive officers with demonstrated leadership abilities and to secure the services of such executive officers at agreed upon terms over an extended period of time. The compensation payable to the subject executive officers pursuant to the employment agreements is consistent with the compensation policies of the Company as established by the Committee.
      Compensation paid to executive officers is based upon a company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers. Stock option awards have historically been used to reward executive officers and to retain them through the potential of capital gains and equity buildup in the Company. In 2004, the number of stock options granted, whether in conjunction with a written employment agreement or otherwise, was determined by the subjective evaluation by the Committee of the executive’s ability to influence the Company’s long-term growth and profitability. The Board of Directors believes the award of equity-based incentives such as stock options represents an effective incentive to create value for the Shareholders.
      In 2004, the Committee reviewed base salary and annual bonus recommendations made by the Chief Executive Officer based upon his assessment of the performance of individual executive officers and his assessment of each executive officer’s past performance and expectation as to future contributions. The Chief Executive Officer and other executive officers also made recommendations to the Committee concerning the grant of stock options to other officers.
      Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation’s Chief Executive Officer and the four other most highly compensated executive officers.
      Section 162(m) further provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure grants under future stock option plans in a manner that complies with this statute. The Company does not currently intend to structure the discretionary annual bonus for executive officers to comply with Section 162(m). Such bonuses do not meet Section 162(m)’s requirement that they be “payable solely on account of the attainment of one or more performance goals.” Therefore, the Committee believes the annual discretionary bonuses, as currently structured, better serve the interests of the Company’s Shareholders by allowing broader discretion in recognizing an executive officer’s contribution and performance.
      In connection with the compensation of the Company’s executive officers, the Committee is aware of Section 162(m) of the Code as it relates to deductibility of qualifying compensation paid to executive officers. The Committee believes that compensation to be paid in 2005 may exceed the deductibility limitations on non-excluded compensation to certain of the Company’s executive officers.
Chief Executive Officer Compensation
      As referenced above, the Company has entered into an employment agreement with Mr. Way upon terms approved by the Committee, pursuant to which Mr. Way would serve as Executive Chairman of the Board of Directors and Chief Executive Officer of the Company. Summaries of the principal terms of Mr. Way’s employment agreement and the HCC Insurance Holdings, Inc. Nonqualified Deferred Compensation Plan for Stephen L. Way are included under the caption “Employment Agreements” above. The Committee believes the Chief Executive Officer’s compensation for 2004 and as contemplated by the employment agreement and the deferred compensation plan is warranted by the Company’s continuing performance and the substantial growth and diversification of the Company’s operations experienced by the Company under his leadership. The Committee believes that the Company’s demonstrated ability to grow its business under a variety of market conditions and over an extended period is primarily attributable to Mr. Way’s direction. In this regard, the Committee notes that 2004 represented a record year for the Company’s financial performance and that the Company has averaged a 15% return on shareholders’ equity over the past 10 years. The Company’s underwriting experience continues to be exceptional and during the period 2000 through 2003, which is the latest period for which industry data is available, the Company had an average statutory combined ratio of 93.9% versus the less favorable 108.4% (source: A.M. Best Company, Inc.) recorded by the U.S. property and casualty insurance industry overall. During the period 2000 through 2004, the Company’s gross written premium increased from $967.5 million to $2.0 billion, an increase of 104%, while net written premium increased 290% from $283.8 million to $1.1 billion. During this period, the Company’s revenues increased from $474.6 million to $1.3 billion, an increase of 170%. Additionally, during the period December 31, 2000 through December 31, 2004, the Company’s Shareholders’ equity increased from $530.9 million to $1.3 billion, a 149% increase, and the Company’s assets increased from $2.8 billion to $5.9 billion, a 113% increase.

Submitted by the Compensation Committee:

Walter J. Lack, Chairman
James R. Crane
Michael A. F. Roberts

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee is composed of three Independent Directors and acts under a written charter adopted by the Board of Directors. During January to July 2004, the Audit Committee consisted of Patrick B. Collins, J. Robert Dickerson (Chairman) and James C. Flagg. Following Walter M. Duer’s appointment to the Board of Directors in July 2004, Mr. Duer replaced Mr. Dickerson on the Committee and Dr. Flagg became Chairman. Thereafter and currently, the Audit Committee consisted of Mr. Collins, Mr. Duer and Dr. Flagg (Chairman).
      The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee has the sole responsibility for the appointment and retention of the Company’s independent auditors and the approval of all audit and other engagement fees. The Audit Committee meets periodically with management, the internal auditors and the independent auditors regarding accounting policies and procedures, audit results and internal accounting controls. The internal auditors and the independent auditors have free access to the Audit Committee, without management’s presence, to discuss the scope and results of their audit work.
      The Company’s management is primarily responsible for Company’s financial statements and the quality and integrity of the reporting process, including establishing and maintaining the systems of internal control over financial reporting and assessing the effectiveness of those controls. The independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing those financial statements and for expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States and expressing an opinion on management’s annual assessment of internal control over financial reporting.
      In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2004 and management’s report of the effectiveness of the Company’s system of internal control over financial reporting with the Company’s management and representatives of the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee discussed with the independent auditors their independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has received from PricewaterhouseCoopers the written disclosure required by Standard No. 1. The Audit Committee has considered the compatibility of non-audit services, primarily tax consulting and merger and acquisition activities.
      PricewaterhouseCoopers audited the accounts of the Company and its subsidiaries for the fiscal year ended December 31, 2004 and has served as the Company’s auditors since 1987. Representatives of PricewaterhouseCoopers are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      In reliance on its review of the audited financial statements, the review of the report of management on the effectiveness of the Company’s internal control over financial reporting and the discussion referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Submitted by the Audit Committee:

James C. Flagg, Ph.D., Chairman
Patrick B. Collins
Walter M. Duer

Audit Fees
      During the years ended December 31, 2004 and 2003, the aggregate fees billed by PricewaterhouseCoopers for the audit of the Company’s consolidated financial statements and statutory financial statements of its insurance company subsidiaries, actuarial certifications, review of the Company’s interim financial statements and, in 2004, review of the Company’s systems of internal controls over financial reporting and other professional services related to an SEC registration statement were $3,200,000 and $1,600,000, respectively.
Audit-Related Fees
      The aggregate fees billed for the years ended December 31, 2004 and 2003 for assurance and related services rendered by PricewaterhouseCoopers that are reasonably related to the performance of the audit or review of the Company’s financial statements but not reportable as Audit Fees were $30,000 and $69,000, respectively. Audit-related fees in 2004 and 2003 were primarily for acquisition due diligence and for services related to regulatory examinations and, in 2003, for the Company’s benefit plan audits.
Tax Fees
      The aggregate fees billed for professional services rendered by PricewaterhouseCoopers for tax compliance, tax advice and tax planning for the years ended December 31, 2004 and 2003 were $219,000 and $334,000, respectively. Tax fees in 2004 and 2003 included professional services for preparation of selected domestic and foreign tax returns for the Company and its subsidiaries and advice with respect to domestic and international tax issues related to tax return compliance and acquisition and disposition of subsidiaries.
All Other Fees
      The aggregate fees billed for services rendered by PricewaterhouseCoopers not reportable as Audit Fees, Audit-Related Fees or Tax Fees for the years ended December 31, 2004 and 2003 were $2,500 and $0, respectively. In 2004, such fees related to licenses for electronic databases.
      The services provided by PricewaterhouseCoopers described above were approved by the Audit Committee. The Audit Committee has determined the rendering of the above-mentioned non-audit services by PricewaterhouseCoopers was compatible with maintaining the auditor’s independence.
Audit Committee Pre-Approval Policies and Procedures
      The Audit Committee’s policy provides that the Company’s independent auditor may provide only those services pre-approved by the Audit Committee or its designated subcommittee. The Committee is required to pre-approve all auditing services and non-audit services that are provided to the Company. If the Committee approves an audit service within the scope of the engagement of the independent auditor, such audit service will be deemed to have been pre-approved.
      Committee pre-approval is not required under the policies of the Audit Committee for non-audit services provided by the independent auditor, if the aggregate amount of all such non-audit services provided to the Company constitutes not more than the 5% of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which such non-audit services are provided, such non-audit services were not recognized by the Company at the time of the independent auditor’s engagement to be non-audit services, and such non-audit services are promptly brought to the attention of the Committee and approved by the Committee prior to the completion of the audit.
      The Committee may delegate to one or more members of the Committee the authority to grant pre-approval of non-audit services. However, the decision of any member to whom such authority is delegated to pre-approve non-audit services shall be presented to the full Committee for its approval at its next scheduled meeting.

PERFORMANCE GRAPH
      The following graph shows a comparison of cumulative total returns for an investment of $100 made on December 31, 1999 in the Common Stock of the Company, the Standard & Poor’s 400 Midcap Index and the Standard & Poor’s 1500 Super Composite Index. The graph assumes that all dividends were reinvested.
COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
Total Return to Shareholders
(Includes reinvestment of dividends)

	Years Ending

Company/Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

HCC Insurance Holdings, Inc.	$100	$206.65	$213.33	$192.39	$251.12	$264.15

S&P 1500 Super Composite	100	93.02	83.13	65.41	84.77	94.75

S&P Midcap 400 Index	100	117.51	116.80	99.85	135.41	157.73

OTHER BUSINESS
      The Board of Directors has no knowledge of any other matter to be submitted at the Meeting. If any other matter shall properly come before the Meeting, the persons named in the Proxy will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.
INCORPORATION BY REFERENCE
      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings including this proxy statement, in whole or in part, the Performance Graph, the report of the Compensation Committee and the report of the Audit Committee included herein shall not be incorporated by reference to any such filings.
SHAREHOLDER PROPOSALS
      Any Shareholder proposal intended to be presented for consideration at the 2006 Annual Meeting of Shareholders and to be included in the Company’s Proxy Statement must be in proper form and received by the Secretary of the Company at the principal executive offices of the Company by the close of business on December 16, 2005. It is suggested that a proponent submit any proposal by Certified Mail — Return Receipt Requested and all proposals should be sent to the attention of the Secretary.
      Shareholder proposals submitted outside of the procedure set forth above, including nominations for Directors, must be mailed to Christopher L. Martin, Secretary, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094, and must be received by the Corporate Secretary on or before February 14, 2006. If the proposal is received after that date, the Company’s proxy for the 2006 Annual Meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2006 Annual Meeting.
Form 10-K
      The Company will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, including the financial statements and schedules thereto but not the exhibits. Requests for copies of such report should be directed to L. Byron Way, Investor Relations, HCC Insurance Holdings, Inc., 13403 Northwest Freeway, Houston, Texas 77040-6094. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request therefore addressed to Mr. Way.
      EACH SHAREHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT THE PROXY BY TELEPHONE OR USING THE INTERNET. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Christopher L. Martin,
Secretary
April 15, 2005

You may submit your proxy by mail, by telephone or through the Internet.
Please use only one of the three response methods.

BY MAIL Mark, sign and date your proxy card and return it in the enclosed envelope to: Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 563994 Charlotte, NC 28256-9912	Or	BY TELEPHONE

(Available only until 3:00 pm EDST
on May 11, 2005)
Call toll free 1-866-233-5369 on
any touch-tone telephone to
authorize the voting of your
shares. You may call 24 hours a
day, 7 days a week. You will be
prompted to follow simple
instructions.	Or	THROUGH THE INTERNET

(Available only until 3:00 pm EDST on
May 11, 2005)
Access the website at
https://www.proxyvotenow.com/hcc
to authorize the voting of your shares.
You may access the site 24 hours a
day, 7 days a week. You will be
prompted to follow simple instructions.

If you vote by telephone or internet, please DO NOT mail back this proxy card.

ßàFOLD AND DETACH HERE AND READ REVERSE SIDE ßà

HCC INSURANCE HOLDINGS, INC.
Annual Meeting of Shareholders — To Be Held May 12, 2005
THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby constitutes and appoints Stephen L. Way and Christopher L. Martin, and each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises to each of them, to appear and vote, as designated herein, all shares of stock of the Common Stock of HCC Insurance Holdings, Inc., (the “Company”) held of record by the undersigned on April 4, 2005 at the Annual Meeting of Shareholders of the Company to be held at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 on May 12, 2005, at 8:30 a.m., Houston time, and at any and all postponements or adjournments thereof (the “Meeting”).

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement for such meeting, and the Annual Report of HCC Insurance Holdings, Inc. for the fiscal year ended December 31, 2004.

When properly executed, this proxy will be voted as designated below by the undersigned. If no choice is specified, the proxy will be voted “FOR” the election of all nominees for Director listed below and, according to the discretion of the proxy holders, on any other matters that may properly come before the Meeting or any and all postponements or adjournments thereof.

ßà FOLD AND DETACH HERE AND READ REVERSE SIDE ßà

1.	Election of Directors

To elect the following Directors to serve for one-year terms of office ending at the Annual Meeting of Shareholders in the year 2006, or until their successors are duly elected and qualified.	FOR all nominees listed below (except as marked to the contrary below). ❑	WITHHOLD AUTHORITY TO VOTE for all nominees listed below. ❑

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the list below.)

(01) Frank J. Bramanti	(04) J. Robert Dickerson	(07) James C. Flagg	(09) Walter J. Lack	(11) Michael A. F. Roberts
(02) Patrick B. Collins	(05) Walter M. Duer	(08) Allan W. Fulkerson	(10) John N. Molbeck, Jr.	(12) Stephen L. Way
(03) James R. Crane	(06) Edward H. Ellis, Jr.

2.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the Meeting or any postponement or adjournment thereof.

SIGNATURE OF SHAREHOLDER	Date	SIGNATURE OF SHAREHOLDER (if jointly held)	Date

Note: Please sign exactly as your name appears on this card. On joint accounts each joint holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.